Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant has the following subsidiaries: ACNB Bank, a Pennsylvania state-chartered commercial bank and trust company; Russell Insurance Group, Inc., incorporated in the State of Maryland; and, BankersRe Insurance Group, SPC, organized in the Cayman Islands.